UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BENCHMARK ELECTRONICS, INC.

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Benchmark Electronics Files Investor Presentation

Highlights Benchmark’s Proven Track Record of Delivering Shareholder Value

Board Urges Shareholders to Vote “FOR” ALL Benchmark’s Director Nominees on the WHITE Proxy Card

ANGLETON, Texas, April 14, 2016 -- Benchmark Electronics, Inc. (NYSE: BHE) today announced that it has filed an investor presentation with the U.S. Securities and Exchange Commission ("SEC") in connection with the Company’s 2016 Annual Meeting of Shareholders.  The presentation is available under the investor relations section of www.bench.com and on the SEC’s website at www.sec.gov.

Benchmark’s presentation highlights the strategic actions the Company’s Board of Directors and management have taken over the past several years to enhance shareholder value.  Specifically, the presentation outlines Benchmark’s strong performance as a result of focused and disciplined execution of its strategic plan, including:

•	Continuing to evolve Benchmark's portfolio ahead of future trends, towards higher-value end markets with a goal of achieving greater than 10% annual growth in these higher-value markets;
•	Advancing engineering-led solutions, ‘LEAN’ initiatives and operational excellence to achieve a long-term non-GAAP operating margin greater than 5%;
•	Optimizing working capital; and
•	Remaining committed to a policy of disciplined and shareholder-friendly capital deployment, with a target of greater than 50% free cash flow return to shareholders.

The presentation further illustrates the strength of Benchmark’s Board of Directors, including its proven executive, financial and operational expertise, intimate knowledge of the Company’s business, superior track record of achievement, and a demonstrated commitment to creating value for all shareholders.  The presentation also describes Benchmark’s commitment to best-in-class corporate governance, including:

•	A diverse Board with robust independent oversight and extensive expertise – seven of eight directors are independent, all directors have significant C-level experience and the average director tenure is only 6.3 years (significantly below the median of industry peers, where the average director tenure is approximately 10 years1);
•	Ongoing commitment to refresh the Board of Directors – Benchmark has added three new independent directors within the last five years, including Paul Tufano in 2016, and recently appointed David Scheible Chairman of the Board to succeed Peter Dorflinger;
•	The annual election of directors, a plurality voting standard for directors in contested elections (subject to shareholder adoption), a resignation policy applicable to directors receiving less than a majority vote in uncontested elections, a single class of common stock with one vote per share and no shareholder rights plan in place;

1 Peer group consists of Celestica, Flextronics, Jabil, Plexus and Sanmina.

•	An executive compensation plan that is aligned with shareholder interests with a framework designed to create a “pay for performance” culture, including clawback provisions for earnings restatements and an anti-hedging policy (applicable to all directors and employees); and
•	A culture of transparency and accountability, including regular and ongoing engagement with shareholders.

The presentation also addresses Engaged Capital’s nominees and their lack of relevant business experience and qualifications when compared to Benchmark’s nominees.  For example:

•	Engaged Capital’s nominees have major deficiencies in industry expertise, functional responsibility and business experience;
•	None of Engaged Capital’s nominees have ever served as a CFO or COO (in any industry);
•	Only one nominee has very limited experience as an interim CEO; and
•	Only one nominee has served on the board of a public company.

In addition, the presentation outlines Engaged Capital’s activist track record by reviewing the stock price performance for companies where it has obtained dissident representation on the Board either through settlement or a proxy contest victory2.  The analysis demonstrates that there was an average 15% share price decline after Engaged Capital secured a change in board composition. Based on this analysis, Benchmark believes that Engaged Capital’s activist track record does not support its claims that its recommendations create value for all shareholders.

Finally, the presentation describes the flaws in Engaged Capital’s claims relating to Benchmark.  Some of these misguided claims are outlined below.

Engaged Capital Claim: Investors are penalizing worst-in-class return on invested capital (“ROIC”) with worst-in-class valuation multiples.
Fact: Benchmark's valuation multiples are either at a premium or in line with peers on both a PE and an Enterprise Value/EBITDA basis.  There is low correlation between ROIC and valuation multiples for EMS peers. Since ROIC is difficult to compare across the EMS sector on an apples-to-apples basis due to significant accumulated deficits at many of our peers, it is challenging to rely primarily on ROIC to establish public market valuations. Rather, investors have demonstrated that they reward companies that have shifted to higher-value markets, focusing on revenue growth and margin expansion — there is a high correlation between exposure to higher-value markets and premium valuations. Further, Benchmark continues to be focused on ROIC; ROIC is used to measure management’s long-term performance and to set long-term performance targets for compensation. Importantly, cash is included in the ROIC calculation used for compensation purposes, as Benchmark sees this as important to ensure management has the right incentives to make value-enhancing long-term investments or to return cash to shareholders.

2 Includes campaigns in which Engaged Capital secured the appointment of a dissident member of a slate or mutually agreeable director by way of a settlement agreement to the board as of 04/11/16. Excludes Engaged Capital’s settlement with Outerwall announced on 4/12/16 given limited timeframe to evaluate returns.

Engaged Capital Claim: Working capital management is woefully inefficient compared to peers.
Fact: Benchmark has continued to focus on improving working capital efficiency.  The cash conversion cycle (“CCC”) is heavily impacted by end market exposure.  Since 2011 through 2015, the CCC of other EMS peer companies has deteriorated by over 20% as they have begun moving towards the higher-value markets targeted by Benchmark. In contrast, Benchmark has improved its CCC metrics over that same time period, all the while continuing its strategic shift to these more profitable, higher-value end markets.  Furthermore, the Company has publicly announced a 75-day long-term working capital target, of which a significant driver of gains will involve moving newer, higher-value market suppliers and customers to Benchmark’s best practices.  Benchmark hired an external consultant recommended by Engaged Capital to review the Company’s working capital efficiency. It is instructive that the consultant’s suggestions were consistent with the Company’s existing initiatives to improve working capital efficiency, which remain ongoing.

The presentation also deconstructs Engaged Capital’s claim that Benchmark can free up $300 million of capital, and outlines the flaws inherent in Engaged Capital’s analysis.

Engaged Capital Claim: Benchmark is undisciplined in its capital allocation.  We struggle to see how the Secure acquisition can generate returns for shareholders that are greater than repurchasing Benchmark’s highly undervalued shares.
Fact: Benchmark has demonstrated a disciplined, shareholder-friendly and balanced approach to capital allocation. Companies in the EMS sector need to invest continually to strategically position themselves for the future.  The Secure acquisition provides greater impact to revenue growth, margins, EPS and long-term ROIC than alternate uses of capital considered, including a one-time debt-funded share repurchase that Engaged Capital advocates. Moreover, the multiple paid for Secure was at the low end of its peer group at the time.

Finally, Benchmark has always prioritized a shareholder-friendly capital allocation strategy. It has maintained an unwavering 34-quarter track record of share repurchases, even through the depths of the recent financial crisis.

Engaged Capital Claim: Benchmark has concerning executive compensation practices and the Board lacks sufficient stock ownership.
Fact: Shareholders have consistently demonstrated strong support of Benchmark's executive compensation policy with say-on-pay vote results in excess of 90% from 2011 to 2015. The Company recently instituted an executive compensation clawback policy for the restatement of earnings due to SEC reporting requirements and—underscoring the continued focus on working capital—has replaced the inventory turns metric with more holistic CCC targets in terms of short-term compensation structure for 2016.  Benchmark has been publicly traded and widely owned for over 25 years and Board ownership reflects the maturity of the Company and industry, and is in line with the Company’s peer group.

BENCHMARK SHAREHOLDERS ARE URGED TO VOTE THE WHITE PROXY CARD TODAY

Benchmark’s Annual Meeting of Shareholders is scheduled to be held on May 11, 2016.  Benchmark shareholders of record at the close of business on March 14, 2016, are entitled to vote at the Annual Meeting.

The Benchmark Board of Directors unanimously recommends that shareholders vote the WHITE proxy card today “FOR” the election of the Board's experienced and highly qualified director nominees: David Scheible, Michael Dawson, Gayla Delly, Douglas Duncan, Kenneth Lamneck, Bernee Strom, Paul Tufano and Clay Williams.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Benchmark by voting the WHITE proxy card.  We urge you to vote today by telephone, by internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Benchmark shareholders are reminded that their vote is important, no matter how many or how few shares they own, and that the latest submitted proxy card will revoke any previously submitted proxy card.  Please do not return or otherwise vote any blue proxy card sent to you by Engaged Capital even as a protest.  If you have already sent back the blue card, you can still change your vote using the enclosed WHITE proxy card to support your Board’s highly qualified director nominees.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

About Benchmark Electronics, Inc.
Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark's global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements
This press release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Our forward-looking statements include, among other things: guidance for 2016; statements, express or implied, concerning future operating results or margins; the ability to generate sales, income or cash flow; the benefits of the Secure acquisition and our ability to continue share repurchases; and Benchmark’s business and growth strategies and expected growth and performance. Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally. If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All forward-looking statements included in this press release are based upon information available to Benchmark as of the date of this press release, and the Company assumes no obligation to update them. Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2015, in its other filings with the SEC and in its press releases.

Additional Information and Where to Find It
Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 Annual Meeting and has mailed the definitive proxy statement and accompanying white proxy card to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information. Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also are available free of charge on Benchmark’s website at www.bench.com under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.